EXHIBIT 99.1

Sevcon Reports Financial Results for Third Quarter Fiscal 2015

SOUTHBOROUGH, Mass., Aug. 5, 2015 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the third quarter of fiscal 2015 ended July 4, 2015.

Third-Quarter Fiscal 2015 Results Summary

  Revenues increased to $10.3 million from $9.7 million in the third quarter of fiscal 2014, reflecting strong customer demand for products in the on-road sector. Foreign currency fluctuations decreased reported sales by $846,000, or 8%, mainly due to a stronger U.S. dollar compared with both the British pound and the euro than in the prior-year period. Excluding the impact of currency fluctuations, revenues increased 15%.
  Operating income was $261,000, compared with $213,000 in the third quarter last year. Excluding the net favorable impact of foreign currency, operating income would have been $32,000 due to increases in sales and engineering expenses to capture new opportunities.
  There was a credit to consolidated income of $132,000 to record the change in the fair value of foreign exchange contracts accounted for as cash flow hedges.
  There was an income tax charge of $83,000, compared with a benefit of $34,000 in the year-earlier quarter.
  Net income attributable to common stockholders was $171,000, or $0.04 per share, after a preference share dividend of $110,000 or $0.03 per share, compared with $222,000, or $0.07 per share, a year earlier when no preference share dividend was payable.

Nine-Month Fiscal 2015 Result Summary

  Revenues for the first nine months of fiscal 2015 were $30.6 million, compared with $27.9 million in the first nine months of fiscal 2014. Foreign currency fluctuations decreased reported sales by $1,946,000, or 7%. Excluding the impact of currency fluctuations, revenues increased 17%.
  Operating income was $1,217,000, compared with $1,119,000 in the first nine months of fiscal 2014. Excluding the net favorable impact of foreign currency, operating income in the first nine months of 2015 would have been $200,000 due to increased sales and engineering headcount to capture substantial potential future opportunities.
  There was a charge to consolidated income of $68,000 to record the change in the fair value of foreign currency contracts accounted for as cash flow hedges.
  There was an income tax charge of $188,000, compared with $64,000 in the prior-year period.
  Net income attributable to common stockholders was $881,000, or $0.25 per share, after a preference share dividend of $335,000 or $0.10 per share, compared with $872,000, or $0.26 per share, for the first nine months of fiscal 2014, when no preference share dividend was payable.

Management Comments

"Sevcon's third-quarter sales grew 7 percent year-on-year, despite weak conditions in some of our traditional off-road markets and the unfavorable impact of foreign exchange rates," said President and CEO Matt Boyle. "Our growth this quarter was mainly driven by sales of our powertrain solutions for an expanding range of on-road applications. It also reflected higher product volumes shipped to Seakeeper, a manufacturer of marine gyro stabilizers. This growth was partially offset by ongoing weak conditions in the global mining vehicle sector. In addition, foreign currency fluctuations significantly reduced our reported sales."

"Against this short-term backdrop, we are continuing to build momentum in our markets," Boyle said. "We are seeing steadily growing product demand not only for on-road electric and hybrid vehicle applications but also for applications in off-road sectors such as marine and agriculture. Our initiatives to accelerate growth in our traditional off-road industrial markets are progressing well. In the on-road sector, our ongoing investments in engineering and technical innovation, most of which are charged to income on a current basis, have enabled us to forge strong partnerships with some of the largest companies in the world. These alliances are creating lasting relationships that get our products 'designed in' and help us grow as our customers grow."

"Taking the longer view, many traditional internal combustion and mechanical systems are being replaced by electrical solutions that improve efficiency, reduce emissions, and lower overall cost in both off-road and on-road applications," said Boyle. "Our OEM partnerships that are focused on this trend toward electrification are beginning to transition from prototype to volume production. We expect to remain in an investment phase to allow us to capitalize on the growing number of electrification projects in our sales pipeline. We also continue to consider acquisitions of intellectual property and other products that could allow us to take advantage of customer opportunities more quickly than if we were limited to internal development. Our vision is for Sevcon to become the leading supplier of electrification technology to our target industrial and automotive markets. We are committed to realizing this vision in the years ahead."

Third-Quarter Fiscal 2015 Conference Call Details

Sevcon has scheduled a conference call to review its results for the third quarter of fiscal 2015 tomorrow, August 6, 2015 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company's website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Third-Quarter Fiscal 2015 Financial Highlights
(In thousands except per-share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014

Revenues	$10,346	$9,657	$30,619	$27,876

Operating income	261	213	1,217	1,119
Interest income	4	--	20	1
Interest expense	(14)	(18)	(54)	(53)
Foreign currency gain (loss)	(21)	(7)	258	(131)
Change in fair value of cash flow hedges	132	--	(68)	--
Income before income taxes	362	188	1,373	936
Income taxes (provision) benefit	(83)	34	(188)	(64)
Net income	279	222	1,185	872
Net loss attributable to non-controlling interest	2	--	31	--
Net income attributable to Sevcon, Inc. and subsidiaries	281	222	1,216	872
Series A Preference Share dividends	(110)	--	(335)	--
Net income attributable to common stockholders	171	222	881	872

Basic income per share	$0.04	$0.07	$0.25	$0.26

Diluted income per share	$0.04	$0.06	$0.25	$0.25

Average shares outstanding - Basic	3,486	3,406	3,459	3,394

Average shares outstanding - Diluted	4,959	3,499	4,922	3,468

Summarized Balance Sheet Data
	(in thousands of dollars)
	July 4,	September 30,
	2015	2014
		(derived from
	(unaudited)	audited
		statements)
Cash and cash equivalents	$8,548	$11,238
Receivables	8,328	6,877
Inventories	6,596	6,258
Prepaid expenses and other current assets	2,573	1,747
Total current assets	26,045	26,120
Long-term assets	7,821	7,847
Total assets	$33,866	$33,967

Current liabilities	$7,112	$6,276
Liability for pension benefits	8,674	9,529
Other long-term liabilities	500	1,700
Stockholders' equity	17,492	16,342
Non-controlling interest	88	120
Total liabilities and stockholders' equity	$33,866	$33,967

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle's power source. Sevcon supplies customers throughout the world from its operations in the USA, the UK, France, Germany, Italy and the Asia Pacific region and through an international dealer network. Sevcon's customers operate in diverse markets and include manufacturers of electric motors, cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, agricultural tractors and implements, and other electrically powered vehicles and systems. For more information, visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: capital markets are cyclical and weakness in the United States and international economies may harm our business; global demand for electric vehicles incorporating our products may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we may not be able to raise the capital we anticipate needing to grow our business; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com